DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma, Inc. Reports Third Quarter 2005 Financial Results
and Reviews Recent Achievements

Conference call scheduled for November 16th 10AM EST

Miami, FL. - November 14, 2005 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”) announced today its financial results for the third quarter ended September 30, 2005. The Company will host a conference call on Wednesday, November 16, 2005 at 10:00 AM EST to discuss recent progress and developments. The call in number for US and Canadian participants is (888) 554-9236 and for international participants it is (706) 679-4837. A replay of the conference call will be available on DOR’s website for approximately 30 days following the call.

The Company reported an improved net loss to shareholders of $1,158,251 or $0.02 per share for the third quarter of 2005, compared to $1,406,411 or $0.03 per share for the third quarter of 2004. Revenues attributable to grants for the third quarter of 2005 were $733,892, compared to zero in the third quarter of 2004. Research and development costs for the third quarter of 2005 were $964,398 compared to $894,384 for the third quarter of 2004. General and administrative expenses for the third quarter 2005 were $441,489 compared to $526,162 for the third quarter of 2004. The third quarter results as with the second quarter results improvements were due to the September 2004 $5,173,298 million grant award from the National Institute of Allergy and Infectious Diseases (NIAID) for RiVaxTM. In May of 2005 the grant was increased to $6,433,316 based on a new renegotiated Facilities and Administrative (F&A) rate with the NIAID. Our cost of revenues for the three months ended September 30, 2005 was $545,812 compared to zero for the three months ended September 30, 2004.

For the nine months ended 2005, the Company reported an improved net loss to shareholders of $2,728,978 or $0.06 per share, compared to $4,545,047 or $0.11 per share for the nine months ended September 30, 2004. For the nine months ended 2005, revenues increased to $2,270,135, compared to $66,095 for the nine months ended September 30, 2004. For the nine months ended 2005, research and development costs decreased to $2,431,289, compared to $2,583,431 for the nine months ended September 30, 2004. In 2004, costs for research and development were higher due to the completion of the pivotal Phase III clinical trial of orBec®. However, in the third quarter of 2005 our research and development costs showed an increase as compared to the same period in 2004. This was due to increased regulatory and other consultant costs associated with the preparation of the NDA filing for orBec®. For the nine months ended 2005, general and administrative expenses decreased to $1,207,297, compared to $1,503,360 for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, the cost of revenues was $1,465,664, compared to $59,486 for the same nine-month period ended September 30, 2004. These costs relate to payments made to subcontractors and universities in connection with the aforementioned grants.

DOR’s Third Quarter 2005 Highlights:

•
On July 20, 2005, DOR announced that it achieved the important milestone of the completion of downstream process development and fermentation with its manufacturing partner Cambrex in the development and manufacture of RiVaxTM.

•	On July 26, 2005, DOR announced that it entered into a joint development agreement with Dowpharma for the development of BT-VACCTM, DOR’s oral vaccine against botulinum toxin poisoning.

Subsequent Events:

•
On October 14, 2005, DOR announced that the orBec® IND was transferred to FDA’s Oncology Division. DOR also announced completion of the Phase I Clinical trial of RiVaxTM. Interim results from the trial demonstrated that RiVaxTM is safe and immunogenic after immunization with three monthly injections of vaccine, with volunteers developing antibodies. DOR also announced that it had received notice of grant from the FDA's Orphan Products Division for its grant application dated April 6, 2004 entitled "Oral BDP for the Treatment of GI GVHD". The grant totals $318,750 and supports the development of orBec® for the treatment of intestinal Graft-versus-Host disease (iGVHD).

•
On November 1, 2005, DOR received notice from the American Stock Exchange (the “AMEX”) indicating that it no longer complies with the AMEX’s continued listing standards and that it intends to proceed with removal of the Company’s stock from listing and registration on the AMEX. DOR has appealed this decision and requested a hearing and was recently notified that its hearing date has been scheduled at the AMEX New York office on December 2, 2005.

•
On November 2, 2005, DOR announced that it has signed a binding letter of intent to acquire Gastrotech Pharma A/S ("Gastrotech"), a private Danish biotechnology company based in Copenhagen, Denmark. Gastrotech develops therapeutics based on peptide hormones to treat cancer and gastrointestinal (GI) diseases and conditions. Gastrotech was founded on technology developed at the Sahlgrenska University Hospital in Sweden, which is known as the development cradle of Growth Hormone and IGF-1 research.

Selected Financial Data:

Statement of Operations Data
Quarter Ended September 30, 2005:

Net loss applicable to common stockholders   ($1,158,251)

Nine months Ended September 30, 2005:

Net loss applicable to common stockholders   ($2,728,978)

Balance Sheet Data
As of September 30, 2005:

Cash and cash equivalents        $1,833,128
Working capital          $1,432,542
Total shareholders’ equity         $3,519,342

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of therapeutic products and biomedical countermeasures for areas of unmet medical need. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other GI disorders characterized by severe inflammation. We plan to file a new drug application (NDA) with the FDA for orBec® for the treatment of iGVHD in early 2006.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, has completed the clinical portion of its Phase I clinical trial in normal volunteers. We have also announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange (“AMEX”) by completing a transaction which will provide it with shareholders’ equity of at least $6 million prior to a date set by AMEX for a hearing regarding the continued listing on AMEX of DOR BioPharma’s common stock, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; DOR BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. DOR BioPharma’s business strategy has been revised to include the issuance of its securities to acquire companies or assets. DOR BioPharma presently is involved in negotiations which could result in the issuance of a significant number of shares of its equity securities, thereby diluting the equity interests of present stockholders. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com